Exhibit 99.1

Investor Clinical Update Transcript

August 6, 2024

Operator

Hello, and welcome to the Moleculin Biotech Corporate Update webcast. As a brief reminder, all participants are currently in a listen-only mode.

Note that this webcast is being recorded at the Company's request and a replay will be made available on the Company's website following the end of the event. I will now turn the call over to Jenene Thomas, Investor Relations.

Jenene Thomas, JTC IR

Thank you, Operator. At this time, I'd like to remind our listeners that remarks made during this webcast may state management's intentions, beliefs, expectations, or future projections. These are forward-looking statements and involve risks and uncertainties. Forward-looking statements on this call are made pursuant to the Safe Harbor provisions of the federal securities laws and are based on Moleculin’s current expectations, and actual results could differ materially. As a result, you should not place undue reliance on any forward-looking statements. Some of the factors that could cause actual results to differ materially from these contemplated by such forward-looking statements are discussed in the periodic reports Moleculin files with the Securities and Exchange Commission. These documents are available in the Investors section of the Company's website and on the Securities and Exchange Commission's website. We encourage you to review these documents carefully. Additionally, certain information contained in this webcast relates to or is based on studies, publications, surveys and other data obtained from third-party sources and the Company’s own estimates and research. While the Company believes these third-party sources to be reliable as of the date of this presentation, it has not independently verified, and makes no representation as to the adequacy, fairness, accuracy or completeness of or that any independent source has verified, any information obtained from third-party sources.

Joining us on today’s webcast from the Moleculin leadership team are Walter Klemp, Chairman and Chief Executive Officer and Dr. John Paul Waymack, Senior Chief Medical Officer. The team is joined by Dr. Michael Andreeff, Professor of Medicine, Department of Leukemia, Division of Cancer Medicine, The University of Texas MD Anderson Cancer Center.

I would now like to turn the webcast over to Walter Klemp, Chairman and CEO. Please proceed.

Walter Klemp

Slide 3

Thank you, Jenene, and welcome everyone. This is a major update call for Moleculin – updating you on our plan moving forward after the encouraging feedback from the FDA… so we are glad you have joined us.

Since this is a clinical update, we won’t be covering any financial information on this webcast and will just be focusing on making sure investors understand the significance of our recent announcement of moving into a Phase 3 pivotal trial.

Before we get to the meat of this important update, let me give a brief review of what Annamycin is and why it’s so important, especially in acute myeloid leukemia or AML.

The most important class of drugs to date for AML, as well as many other tumors, is anthracyclines.

In fact, Anthracyclines have been a cornerstone of cancer treatment over 50 years now.

But there has been very little in terms of the advancement of anthracyclines except for some improvements in drug delivery.

Until now, though, there really hasn’t been a successful effort to actually improve the efficacy and safety of anthracyclines with true breakthroughs in chemical structure.

But Annamycin changes all this. That’s right – a real breakthrough after 50 years.

Moleculin’s proprietary anthracycline is what we believe to be a true disruptor to this well-established class of drugs.

Based on our clinical trials to date, we believe it may be safer and more effective than any currently approved anthracycline, period.

And, we believe it fills an unmet need for more than half of the AML population….and has uses far beyond AML.

Even though today’s discussion is about AML, don’t forget we have an active clinical trial in sarcoma as well.

Slide 4

We believe that the most important immediate commercial opportunity for Annamycin is that it fills an unmet need for more than half of all AML patients and based on our clinical trials to date, Annamycin has delivered more than double the complete remission rate of ANY treatment for relapsed or refractory AML.

The leukemia community is grateful for the important contributions of existing anthracyclines, as well as Venetoclax and more recently, targeted therapies, but the sad truth is that all of these drugs combined help only about 40% of the AML population.

Per industry guidelines, including the NCCN, the rest, nearly 60% of AML patients are left to clinical trials or palliative care.

And, the primary reason for this is relapse from or resistance to the existing therapies.

This is where Annamycin’s lack of cross resistance comes into play and it shows in what we believe are the remarkable efficacy numbers that we have delivered to date.

Slide 5

For the most part, folks who have been following Moleculin have already seen these remarkable efficacy numbers, especially in 2nd line subjects.

Since our last update, we’ve added two more subjects but since they weren’t 2nd line, they didn’t change the 2nd line outcome.

What did change is to add another 3rd line subject and we’re now showing the combined results for 2nd and 3rd line subjects where the “n” equals 14 and the CRc rate is 50%.

Slide 6

What has also changed is our median durability of remission, which has increased to 7 months and we’ve been able to characterize, anecdotally that these outcomes appear to be agnostic to prior therapy and importantly, have resulted in MRD negative test results in 78% of responders.

MRD stands for Measurable Residual Disease, and it has gained in popularity among investigators as a strong prognostic indicator.

Simply put, the prevailing opinion is that MRD negative patients are more likely to have long-term positive outcomes than those who test MRD positive, and compared to available treatments for relapsed or refractory AML, 78% MRD negative is an impressive outcome.

Slide 7

We’ve also gained insight supporting our belief that Annamycin is - genotype and mutation agnostic.

In fact, 89% of our complete remissions came from subjects with cytogenetics and mutations that are generally considered difficult to treat and are associated with poorer outcomes.

So, we’ve taken some of the most severe AML patients and given the majority of them the most hoped-for outcome – durable complete remission, and for many a pathway to a curative bone marrow transplant.

Slide 8

And that brings us to why we are here today: the launch of our Phase 3 pivotal trial.

Officially, we are calling it the Moleculin Relapsed Refractory AML AnnAraC Clinical Evaluation.

And, since that is quite a mouthful, we’ve coined the acronym: “MIRACLE.”

In order to present the Miracle trial in more detail, let me ask our Senior Chief Medical Officer, Dr. Paul Waymack, to walk you through our recent FDA meeting and the resulting pivotal trial design.

Paul?

Dr. Paul Waymack

Slide 9

Thanks, Wally.

Overall, we strongly believe that our recent End of Phase 1B/2 meeting with the FDA significantly de-risked the development program for Annamycin.

Importantly, we presented the FDA with data from 84 patients including the reports by an independent expert in the field of cardiac damage from anthracyclines. By the way, those reports indicated a complete lack of cardiotoxicity from Annamycin.

These data and reports were reviewed by both the hematology/oncology division and the Cardio/renal division, which is considered the ultimate authority within FDA regarding the cardiotoxicity of drugs seeking approval.

As a result of this review, the FDA has now agreed to allow AML patients in the US to be treated, for the first time, above the current lifetime maximum allowable anthracycline dose limit.

And, that opens the door for us to finally bring Annamycin back to the US for all future clinical development, which reduces the time and complexity of ultimately gaining approval.

As we have disclosed already, the performance of Annamycin in the MB-106 trial has been described by KOL’s as “remarkable.”

But this success has created a bit of an additional challenge in that FDA has a new initiative called Project Optimus designed to encourage developers to avoid higher than necessary dosing.

You see, historically, many oncology drugs have been labeled to be administered at the maximum tolerable dose or MTD without regard to whether a lesser dose could be just as effective.

In aligning with this new initiative, this is why in the dose escalation phase of our MB-106 trial, we stopped short of establishing an MTD and, instead, focused on what was clearly a safe and effective dose at 230 mg/m2.

However, as a further step in establishing the optimum dose, the FDA would like our pivotal Phase 3 trial to incorporate a comparison between a lower dose, in this case 190 mg/m2, and the 230 mg/m2 used in the expansion phase of MB-106.

In order to accomplish this, and at the specific recommendation of the FDA, we are planning the Miracle trial to be an adaptive Phase 3 trial design whereby the first 75 patients will the randomized to receive HiDAC plus either placebo, 190 mg/m2 of Annamycin, or 230 mg/m2 of Annamycin.

For the second portion of the trial, approximately 120 patients will be randomized to receive HiDAC plus either placebo or whichever dose of Annamycin is found to be optimal based upon the interim look at the data from the first 75 patients.

The selection of an “optimum” dose will be based not only on the absence of dose limiting toxicities but also on the overall balance of safety, pharmacokinetics and efficacy data obtained from the initial 75 patients, consistent with the FDA’s new Project Optimus initiative.

Of critical importance here, however, is the primary endpoint, which is planned to be complete remission at approximately 1 month.

This is especially important because of the speed with which we can evaluate performance and the fact that, based on our data to date, we have a very high degree of confidence in the ability of Annamycin to outperform the comparator arm, high dose Ara-C, using that endpoint.

The secondary endpoints of durability and remission are also important, but they won’t be the basis for approval and therefore this design significantly shortens our potential path to approval.

Slide 10 [Paul]

It is important to note that the FDA does not distinguish between 2nd, 3rd and further lines of therapy in the NDA process and has requested that we also provide randomized data for 3rd line as well as 2nd line subjects.

To accommodate this request while also facilitating the expedient establishment of an optimal dose, we plan to conduct the Miracle trial in only 2nd line subjects and then follow on with a similar trial we’re calling “Miracle 2”, enrolling only 3rd line subjects.

We estimate this to be approximately a 200 subject trial randomizing 1 to 1 between the optimum dose of Annamycin established in the initial Miracle trial and placebo, both combined with high dose Ara-C.

Slide 12 [Paul]

One thing we cannot stress enough is how much we believe this trial design has de-risked our path to approval.

As you can see from this chart, the historical performance of HiDAC is very well established at around 17 to 18%.

In comparison, Annamycin’s performance in combination with HiDAC in our most recent trial was more than double that level.

Dr. Andreef, you’ve treated many AML patients in your career and you were in attendance during our meeting with the FDA. What are your thoughts about Annamycin’s prospects for approval?

Dr. Michael Andreef

Well, Paul, I would agree with you, it seems to have been a successful meeting.

Of course, it helps when the phase 2 data are as strong as they are for Annamycin.

As for trial design, it’s always a challenge to create a robust randomized trial when there are so many different off-label approaches being tried by different institutions for this class of patients.

But I think the FDA really helped your cause when they agreed to allow patients to cross over after 30 days. That should really help with recruitment since patients won’t be taking as big of a risk by being randomized into the control group.

Overall, I am very optimistic about this trial for Annamycin. As your chart shows, the performance of HiDAC as a control arm is well understood and if the MB-106 trial data are indicative, Annamycin should have no problem prevailing in this Phase 3 trial.

Walter Klemp

Thank you, Paul and Michael for helping everyone understand the significance of our move into Phase 3 development.

Slide 12

So, here’s how we believe this all plays out in our estimated timeline.

We should be able to begin enrolling in the Miracle trial in the first quarter of 2025 and would expect to have the unblinded interim data for the first 75 patients available by the middle of 2026.

That’s when we would pause, as Paul mentioned, to review with the FDA.

That’s also when we should be able to apply for Breakthrough Designation, which will be a solid indicator of whether the FDA views Annamycin to be a significant opportunity for patients and a high priority for potential approval.

Throughout this phase of our development, you can see that we expect multiple high-value milestones to support interest and trading activity in the Company’s stock.

One such additional milestone would be a recruitment progress report that we plan to give once we’ve recruited the first 40 subjects or so; call it a midway point on our way to unblinded data.

Although that recruitment update will be blinded, we will be able to announce the total number of CRs at that point.

And, here’s why that’s so important: if, say, at the point where we have 40 subjects treated, we see 11 or 12 CRs, it’s likely we are beating the control, because the historical performance of our control, HiDAC, is known and has been consistent from trial to trial.

So, that should give us even more confidence about the unblinded data in 2026.

The completion of enrollment and beginning of the NDA process wouldn’t be until 2028, but we can’t overstate the importance of having unblinded interim data on 75 subjects in mid ’26.

That should add confidence that the final results of the MIRACLE trial will end positively.

In our view, this interim data in mid 2026 will probably be the most critical inflection point next to actually submitting our NDA.

And, as we have said before, we are now entering a period where these milestones will very likely stimulate partnering activity that could lead to the kind of valuation and exit opportunities that our shareholders deserve.

Slide 13

At this point, I’d also like to remind folks just how much better we believe Annamycin is compared with the best alternative approved treatments for relapse or refractory AML.

All of the targeted therapies combined are able to help about 13% of 2nd line AML patients…in the aggregate.

The performance we produced in the MB-106 trial suggests that Annamycin should be able to more than double that success rate.

Slide 14

And, even though today’s discussion is solely focused on AML, please don’t forget that Annamycin has potential uses far beyond just this one indication.

Based on our current Sarcoma trial and other preclinical studies, we believe that Annamycin could play a significant role in the treatment of all the cancers listed here – just as other currently approved anthracyclines do today.

Importantly, our data indicate that Annamycin should be safer and may be more effective than those other anthracyclines.

Slide 15

And, when you translate all of what we just stated into market value, the potential for shareholders here, we believe, is enormous.

Just two of the drugs from that previous slide, Idhifa and Tibsovo, (those are targeted AML drugs relevant to just a small subset of the AML population and with an average CR rate of around 20%) – those sold to Servier in 2021 for $2 billion.

We believe that Annamycin is relevant to 3 times as many AML patients and has demonstrated more than double the performance for those treated.

As we have said many times recently, we believe the disparity in value that is reflected on this slide cannot last and the ultimate exit value for Moleculin shareholders may be measured in the billions.

Thankfully, now we have the regulatory visibility we have needed to give people a realistic timeline for this to happen.

Slide 16

Just to be clear for investors, we’ve included in this presentation a table of Upcoming Milestones, and as always, this presentation will be available on our web site for your review.

Slide 17

Becoming a Phase 3 company has been such a sought after goal for us, it is hard to believe we are actually here.

We believe the valuation disparity that has persisted to date can no longer be justified.

Most importantly, we believe we are on the cusp of improving and even saving thousands of lives by positioning Annamycin for new drug approval.

To all of those who have helped us get to this point, we thank you.

And, to everyone following Moleculin, we are so pleased to be able to say “this is finally happening.”

Thanks everyone, and have a great day!